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                            March 26, 2021

       James Ford
       President and Chief Executive Officer
       Central Valley Community Bancorp
       7100 N. Financial Drive, Suite 101
       Fresno, CA 93720

                                                        Re: Central Valley
Community Bancorp
                                                            Registration
Statement on Form S-3
                                                            Filed March 19,
2021
                                                            File No. 333-254526

       Dear Mr. Ford:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance